EXHIBIT: 10.41
August 3, 2006
Mr. Charles J. Kretschmer
President & Chief Operating Officer
ESCO Technologies Inc.
9900A Clayton Road
St. Louis, MO 63124
Dear Chuck,
With regard to your letter of resignation dated August 3, 2006, the following provisions have been mutually agreed to:
1.	Your current compensation, benefits and all agreements between you and ESCO shall remain in effect through September 30, 2006, the effective date of your resignation as President and Chief Operating Officer of ESCO.

2.	Effective October 1, 2006 and for the duration of your employment with ESCO:
a.	You are appointed Vice President of ESCO, as an “at will” employee. Your salary shall be $250,000 per year. You are not guaranteed any performance compensation (bonus), except that you will be entitled to receive a bonus for fiscal year 2006 which is consistent with those paid to the Executive Officers, pursuant to ESCO’s standard practice.

b.	You are not guaranteed the right to receive any stock option awards, performance-accelerated restricted stock awards, restricted stock awards or any other similar awards.

c.	You will continue to receive a car allowance of $1,500 per month, the current allowances attributable to your country club membership and financial planning, in addition to standard ESCO employee benefits.

d.	Stock option awards granted to you prior to the date hereof shall remain in full force and effect.

e.	The Performance-Accelerated Restricted Stock Award of 9,500 (post stock-split) ESCO shares, dated May 4, 2004 (scheduled to be paid out on March 31, 2007 contingent on your continued employment with ESCO), shall remain in full force and effect. However, any and all other Performance-Accelerated Restricted Stock Awards granted to you at any time are hereby terminated and are null and void.

August 2, 2006

f.	Your primary duties shall include:
•	Acquisition / divestiture activity

•	Contract Manufacturing for the Communications Segment

•	Selected major contract negotiations

•	Profit improvement initiatives

•	Other tasks as assigned
3.	The above agreements are made in mutual consideration of each other and your “at will” employment with ESCO as stated above.
Chuck, please indicate your agreement to the foregoing by signing and returning the attached copy of this letter.

Sincerely, ESCO Technologies Inc.
/s/ Victor L. Richey, Jr
Victor L. Richey, Jr.
Chairman and Chief Executive Officer

Agreed:
/s/ Charles J. Kretschmer
Charles J. Kretschmer
Date: 8-5-06